Exhibit 10.18

EXECUTION VERSION

FOURTH AMENDMENT TO CREDIT AGREEMENT
This FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of March 14, 2018 (this “Agreement”), is by and among BRAVO BRIO RESTAURANT GROUP, INC., an Ohio corporation (the “Borrower”), the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent to the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).
RECITALS
A.    The Lenders have extended credit to the Borrower pursuant to that certain Credit Agreement dated as of November 5, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.
B.    The Borrower has entered into that certain Agreement and Plan of Merger dated March 7, 2018, by and among the Borrower, Bugatti Parent, Inc. and Bugatti Merger Sub, Inc. (the “Merger Agreement”).
C.    The Credit Parties have requested that the Administrative Agent and the Lenders make certain amendments to the Credit Agreement.
D.     The Administrative Agent and the Lenders have agreed to do so, but only pursuant to the terms set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Estoppel, Acknowledgement and Reaffirmation. Each of the Credit Parties hereby acknowledges and agrees that, as of March 12, 2018, (a) the Aggregate Revolving Exposure under the Credit Agreement was $14,890,834.00 (consisting of Revolving Loans in an aggregate principal amount of $4,000,000.00, Swingline Loans in an aggregate principal amount of $8,000,000.00 and LOC Obligations in an aggregate principal amount of $2,890,834.00) and (b) the aggregate principal amount of the Term Loan under the Credit Agreement was $30,000,000.00, each of which constitutes a valid and subsisting obligation of the Credit Parties to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. Each of the Credit Parties acknowledges its Obligations under the Credit Documents, reaffirms that each of the Liens and security interests created and granted in or pursuant to the Security Documents is valid and subsisting and agrees that this Agreement shall in no manner impair or otherwise adversely affect such Obligations, Liens or security interests, except as explicitly set forth herein.
2.    Amendments to Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement shall be amended as follows:
(a)     The following definition is hereby added to Section 1.1 of the Credit Agreement in its appropriate alphabetical order:

“Merger Agreement” means that certain Agreement and Plan of Merger dated March 7, 2018, by and among the Borrower, Bugatti Parent, Inc. and Bugatti Merger Sub, Inc.
(b)    The definition of “Commitment” is hereby amended by amending and restating the proviso therein to read as follows:
; provided, that the aggregate Commitments of all Lenders shall be reduced to $15,000,000 effective January 1, 2018 and thereafter.
(c)    Section 2.1(a) is hereby amended and restated as follows:
(a)    Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount (i) from the Second Amendment Effective Date through December 31, 2017 of up to TWENTY MILLION DOLLARS ($20,000,000) and (ii) from January 1, 2018 and thereafter of up to FIFTEEN MILLION DOLLARS ($15,000,000) (as such amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”); provided, however, that after giving effect to any Revolving Loan (i) with regard to each Revolving Lender individually, such Revolving Lender’s Revolving Exposure shall not exceed its Commitment and (ii) with regard to the Revolving Lenders collectively, the Aggregate Revolving Exposure shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that the Revolving Loans made on the Closing Date, or on any of the three (3) Business Days immediately following the Closing Date, may consist only of Alternate Base Rate Loans unless the Borrower executes and delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), not fewer than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.
(d)    Section 2.2(b) is hereby amended and restated as follows:
(b)    Repayment of Term Loan. Unless sooner accelerated pursuant to Section 7.2, (i) the principal amount of the Term Loan shall be repaid in an installment in an amount equal to $2,500,000 on October 1, 2018 and (ii) any outstanding amount of the Term Loan shall be fully due and payable on the Maturity Date.
(e)    Section 5.9(a) is hereby amended and restated as follows:
(a)    Consolidated Lease-Adjusted Leverage Ratio. As of the end of each fiscal quarter, the Consolidated Lease-Adjusted Leverage Ratio shall be less than or equal to:

Fiscal Quarter Ending	Maximum Ratio
September 24, 2017	6.00 to 1.00
December 31, 2017	5.75 to 1.00
April 1, 2018 and each fiscal quarter thereafter	6.25 to 1.00

(f)    Section 5.9(c) is hereby amended and restated as follows:
(c)    Minimum Consolidated EBITDA. As of the end of each calendar month ending during the following periods, Consolidated EBITDA on a trailing twelve-month basis shall be not less than:

Period	Minimum Consolidated EBITDA
Second Amendment Effective Date through November 30, 2017	$15,000,000
December 31, 2017	$18,000,000
January 1, 2018 and thereafter	$15,000,000

(g)    Section 7.1 is hereby amended by adding a new clause (l) to read as follows:
(l)    Merger Agreement. The Merger Agreement shall cease to be in full force and effect or any Person acting by or on behalf of any party thereto shall deny or disaffirm any party’s obligations under the Merger Agreement.
3.    Immediate Amendment Fee. In consideration of the Lenders’ agreements set forth herein, the Credit Parties shall pay to the Administrative Agent, for the ratable account of each Lender, an amendment fee in an amount equal to 0.25% of the Revolving Committed Amount and Term Loan held by such Lender as of the Effective Date (the “Immediate Amendment Fee”), which Immediate Amendment Fee shall be fully earned and non-refundable as of the Effective Date. The Immediate Amendment Fee shall be due and payable on the Effective Date as a condition precedent to the effectiveness of this Agreement.
4.    Deferred Amendment Fee. In consideration of the Lenders’ agreements set forth herein, the Credit Parties shall pay to the Administrative Agent, for the ratable account of each Lender, an amendment fee in an amount equal to 2.0% of the Revolving Committed Amount and Term Loan held by such Lender as of the Effective Date (the “Deferred Amendment Fee”), which Deferred Amendment Fee shall be fully earned and non-refundable as of the Effective Date. The Deferred Amendment Fee shall be immediately due and payable upon the earliest to occur of (a) acceleration of the Obligations after the occurrence of an Event of Default, (b) the date upon which the Merger Agreement shall cease to be in full force and effect or any Person acting by or on behalf of any party thereto shall deny or disaffirm any party’s obligations under the Merger Agreement or (c) October 1, 2018; provided, however, that the Deferred Amendment Fee shall be fully waived if, prior to the occurrence of any of the foregoing, all Obligations are repaid in full (other than contingent indemnification obligations and obligations in respect of undrawn Letters of Credit that are cash collateralized or backstopped in a manner that is reasonably satisfactory to the Issuing Lender) and all Commitments are terminated (the “Payoff”); and provided, further, that if the Payoff occurs substantially concurrently with the consummation of the transactions contemplated by the Merger Agreement, any Event of Default that may arise in connection with such substantially concurrent transactions shall be deemed to be excluded from clause (a) above.
5.    Reaffirmation of Amendment Obligations. Each of the Credit Parties hereby acknowledges and reaffirms its obligations under (a) Section 7 (Agent Financial Advisor) of that certain Waiver and Second Amendment to Credit Agreement dated as of August 1, 2017 by and among the Credit Parties, the Administrative Agent and the Lenders and (b) Section 4 (Conferences with Lenders) of that certain Third Amendment to Credit Agreement dated as of February 9, 2018 by and among the Credit Parties, the Administrative Agent and the Lenders.

6.    Consent to Merger Agreement. The Administrative Agent and the Lenders hereby consent to the Borrower’s execution of the Merger Agreement. Notwithstanding the foregoing, however, nothing set forth in this Agreement, the Credit Agreement or any other Credit Document is intended as, or shall be construed as, a waiver by the Lenders of any Default or Event of Default (including, but not limited to, an Event of Default arising under Section 7.1(h) of the Credit Agreement) that may occur as a result of the consummation of the “Merger” (as defined in the Merger Agreement) without the contemporaneous occurrence of the Payoff.
7.    Payment of Fees and Expenses. The Credit Parties shall reimburse the Administrative Agent and the Lenders for all reasonable and documented fees and expenses of the Administrative Agent and the Lenders (including without limitation, all fees and expenses of counsel to the Administrative Agent and Focus Management Group USA, Inc. (the “Agent Financial Advisor”)) incurred in connection with the Credit Documents, including without limitation this Agreement.
8.    Effectiveness; Conditions Precedent. This Agreement shall become effective as of the date hereof (the “Effective Date”) when, and only when, each of the following conditions shall have been satisfied or waived, in the sole discretion of the Administrative Agent:
(a)    The Administrative Agent shall have received counterparts of this Agreement duly executed by each of the Credit Parties, the Lenders and the Administrative Agent.
(b)    The Administrative Agent shall have received the Immediate Amendment Fee.
(c)    The Administrative Agent shall have received an executed copy of the Merger Agreement and confirmation from the Borrower that the Merger Agreement is effective on and as of the Effective Date.
(d)    The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Credit Party is a party.
(e)    The Administrative Agent shall have received reimbursement from the Credit Parties for all reasonable and documented fees and costs (including without limitation reasonable fees and costs of counsel to the Administrative Agent and the Agent Financial Advisor) incurred in connection with the Credit Documents and this Agreement through the Effective Date.
9.    Incorporation of Agreement. Except as specifically modified herein, the terms of the Credit Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Documents, or constitute a waiver or amendment of any provision of the Credit Documents, except as expressly set forth herein. The breach in any material respect of any provision or representation under this Agreement shall constitute an immediate Event of Default, and this Agreement shall constitute a Credit Document.
10.    Representations and Warranties. Each of the Credit Parties represents and warrants to the Administrative Agent and the Lenders as follows:

(a)    No Default or Event of Default exists on and as of the Effective Date.

(b)    After giving effect to this Agreement, the representations and warranties of the Credit Parties contained in the Credit Documents are true, accurate and complete on and as of the Effective Date to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date (in which case they shall be true, accurate and complete as of such earlier date).

(c)    Each of the Credit Parties has the full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder, under the Credit Agreement, and under each of the Credit Documents to which it is a party. The execution, delivery and performance by each of the Credit Parties of this Agreement, and the performance by each of the Credit Parties of the Credit Agreement and each other Credit Document to which it is a party, in each case, are within such Person’s powers and have been authorized by all necessary corporate, limited liability or partnership action of such Person.

(d)    This Agreement has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Agreement.

(f)    The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of its organizational documents or (ii) materially violate, contravene or conflict with any laws applicable to it or any of its Subsidiaries.

(g)    The Obligations are not reduced or modified by this Agreement and are not subject to any offsets, defenses or counterclaims.
11.    Release. In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Agreement, each of the Credit Parties hereby releases and forever discharges the Administrative Agent, the Lenders and each of their respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives and affiliates (hereinafter, all of the above collectively referred to as the “Lender Group”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Credit Parties may have or claim to have against any member of the Lender Group arising prior to the Effective Date.
12.    No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits under this Agreement.
13.    Entirety. This Agreement and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof. This Agreement and the other Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

14.    Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Agreement by facsimile or other electronic means shall be effective as an original.
15.    No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against any member of the Lender Group arising from any action by such Persons, or failure of such Persons to act under the Credit Documents on or prior to the date hereof.
16.    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without regard to conflicts or choice of law principles that would require application of the laws of another jurisdiction, and applicable United States federal law.
17.    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
18.    Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.
19.    Miscellaneous.

(a)    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
(b)    Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(c)    Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Credit Documents, the provision contained in this Agreement shall govern and control.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:    BRAVO BRIO RESTAURANT GROUP, INC.

By: /s/ Brian T. O'Malley
Name: Brian T. O'Malley
Title: President and Chief Executive Officer

ADMINISTRATIVE
AGENT AND LENDERS:            WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By: /s/ Reginald T. Dawson
Name: Reginald T. Dawson
Title: Senior Vice President

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Thomas J. Flanagan II
Name: Thomas J. Flanagan II
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK,
as a Lender

By: /s/ Neil Corry-Roberts
Name: Neil Corry-Roberts
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:  /s/ Stephen J. Jones
Name: Stephen J. Jones
Title: Senior Vice President